Exhibit 99.1

    iGATE Reports Third Quarter Revenue Growth of 10.3% Over Same Quarter
                                  a Year Ago

- Offshore subsidiary, iGS, adds 12 new clients and increases offshore volume by 11% -

    PITTSBURGH, Nov. 4 /PRNewswire-FirstCall/ -- iGATE Corporation (Nasdaq:
IGTE), a global provider of IT and BPO services, today announced consolidated revenues of $66.6 million for the quarter ended September 30, 2004, a 10.3% increase from $60.3 million reported in the same quarter a year ago and a 1.0% sequential increase from $65.9 million in the second quarter of 2004. For the first nine months of 2004, revenues increased 9.8% to $196.5 million compared with revenues of $178.9 million for the first nine months of 2003.

    Gross margin increased sequentially to 25.3% of revenues in the third quarter of 2004 from 24.9% of revenues in the second quarter of 2004, driven by an increase in offshore revenues and the ending of some relatively low margin projects in the iGATE Solutions segment.

    Net loss for the third quarter of 2004 was ($0.03) per share or ($1.8) million, which included a ($1.6) million compensation charge related to the issuance of iGATE stock as a result of the recent completion of the Quintant acquisition. This quarter's results compare with net loss of ($1.4) million or ($0.03) per share reported in the third quarter of 2003. For the nine- months ended September 30, 2004, net loss was ($0.18) per share or ($9.3) million compared with a net loss of ($0.5) million or ($0.01) per share for the nine months ended September 30, 2003.

    Regarding Quintant, iGATE revised the structure of the transaction during the third quarter of 2004 to address Indian regulatory restrictions. The revised structure involves iGATE using a small portion of iGATE stock and cash instead of iGS stock as planned. In connection with this change, the employee selling shareholders of Quintant agreed to purchase iGS stock with the majority of the cash proceeds. In addition, iGATE also decided to accelerate the vesting of all stock issued in the deal in order to eliminate the amortization of deferred compensation in future quarters. These modifications resulted in a $1.6 million charge in this quarter and a $9.1 million charge which will be recognized in the next quarter.

    Commenting on the quarter, Michael Zugay, Chief Financial Officer of iGATE Corporation said: "Although this quarter's loss from operations totaled ($1.5) million, it is important to note that included in this loss is a ($1.6) million charge related to the acquisition of Quintant. Excluding the impact of this charge, this quarter's operating results would have been positive.

This shows we are making progress."

    Sunil Wadhwani, Chief Executive Officer and co-founder of iGATE Corporation said: "iGATE Global Solutions (iGS), the offshore subsidiary of iGATE Corporation, remains on track to go to the next level and increase revenues and profit in line with its peers. Phaneesh Murthy and his team at iGS continue to strengthen processes, differentiate its service offerings, better reward employee performance and build the iGATE brand name. Our Professional Services business continues to grow revenues strongly and maintain high operating margins. Both businesses are showing strong progress and I am confident this will result in measurable improvements at iGATE in 2005."

    Ashok Trivedi, President and co-founder of iGATE Corporation, commented: "I am convinced the integrated IT and operations business model that iGS offers is the optimal approach to deliver value to clients. I expect the resulting customer satisfaction to translate into increased financial performance in 2005."

    Offshore Outsourcing Services

    iGS made progress on several fronts this quarter. The company:
     - Increased offshore volume by 11% sequentially, and increased the contribution of offshore billable hours from 48% to 57% over the last four quarters.

     - Added 12 new clients, including 5 Fortune 1000 clients. - Started four new projects in the financial services and retail verticals and one engagement with a leading US academic institution.
     - Began a BPO financial analytics assignment for a Fortune 1000 financial services firm.

    Commenting on the progress of iGS, Phaneesh Murthy, CEO of iGS said: "As a result of the changes we have made to our delivery model and sales engine, we are seeing improvement in the quality of engagements, with a clear shift towards more business oriented solutions. Given the upbeat market for our services, companies with well-oiled engines can capitalize on opportunities and we are working to get our company to that stage at the earliest."

    Professional Services.

     - Demand for staffing services in North America continued to improve across verticals and skill-sets. iGATE's professional services business reported a 55.9% increase in revenues from $22.1 million in the third quarter of 2003 to $34.4 million in the third quarter this year, and a 10.1% sequential revenue increase from the prior quarter.

     - SG&A as a percentage of revenues decreased from 14.7% in the third quarter of 2003 to 10.9% in the third quarter 2004, as revenue increased significantly faster than SG&A expenses.

     - Income from operations increased to $3.7 million in the third quarter this year from $2.1 million in the third quarter of 2003.

    "We are very pleased with the results of our staffing business this quarter. This is the fourth consecutive quarter of sequential revenue growth in this segment, and it is all organic growth. While revenue growth was higher by 3% sequentially due to the unusual ramp-up of a project which we expect to be completed early 2005, headcount growth and stable pricing contributed to the remainder of our 10% sequential growth," said Steve Shangold, President of iGATE Mastech Inc. and head of the iGATE Professional services segment. He added, "Although revenue growth in the staffing industry will probably remain in the single digit range in the future, we remain focused on maintaining profitability above industry norms and are certainly proud to contribute to iGATE's bottom line."

    Looking ahead to Q4 2004, Sunil Wadhwani added, "Because of historically lower utilization rates experienced in the fourth quarter as a result of the holiday season, we expect revenues to be flat to slightly down compared with Q3. In addition to this, we anticipate our fourth quarter net loss to range between ($0.16) and ($0.17) per share, including the negative impact of ($0.17) per share directly related to the Quintant acquisition."

    iGATE will host its third quarter earnings conference call at 8:30 am ET, on Thursday, November 4, 2004. The call will be webcast at http://www.igatecorp.com via the Investor Relations section of the site. Investors should log on 10 minutes prior to the start of the program.

    A replay of the call will be available beginning at approximately 11:00 a.m. November 4, 2004 through 12:00 midnight, November 11, 2004. Domestic callers can access the replay by dialing 877-660-6853 and entering account code 293 and conference number 120059. International callers can access the replay by dialing 201-612-7415 and entering the same two codes. The webcast will be available for replay though November 11, 2004 on iGATE's corporate website.

    About iGATE:

    iGATE Corporation (Nasdaq: IGTE) is the first fully integrated technology and operations firm with a global service model. iGATE Corporation, through its offshore subsidiary iGATE Global Solutions Ltd., enables clients to optimize their business through a combination of process investment strategies, technology leverage and business process outsourcing and provisioning. Services include consulting, enterprise data management and data warehousing, business intelligence and analytics, design, development, system integration, package evaluation and implementation, re-engineering and maintenance. iGATE Corporation also offers IT Professional Services in the areas of packaged application implementation, custom development, web services and business intelligence.

    The company services more than 500 clients across five continents. Clients rely on iGATE because of our high quality of service, our responsiveness and our cost-effective global reach. More information on iGATE is available at http://www.igatecorp.com .

    Some of the statements in this news release that are not historical facts are forward-looking statements. These forward-looking statements include our financial, growth and liquidity projections as well as statements concerning our plans, strategies, intentions and beliefs concerning our business, cash flows, costs and the markets in which we operate. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects" and similar expressions are intended to identify certain forward-looking statements. These statements are based on information currently available to us, and we assume no obligation to update these statements as circumstances change. There are risks and uncertainties that could cause actual events to differ materially from these forward-looking statements. These risks include, but are not limited to, our ability to predict our financial performance, the level of market demand for our services, the highly-competitive market for the types of services that we offer, the impact of competitive factors on profit margins, market conditions that could cause our customers to reduce their spending for our services, our ability to create, acquire and build new businesses and to grow our existing businesses, our ability to attract and retain qualified personnel, our ability to reduce costs and conserve cash, currency fluctuations and market conditions in India and elsewhere around the world, political and military tensions in India and South Asia, changes in generally accepted accounting principles and/or their interpretation and other risks that are described in more detail in our filings with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2003.

                                iGATE CORPORATION

                     CONSOLIDATED CONDENSED BALANCE SHEETS
                             (dollars in thousands)

                                             September 30,      December 31,
                                                 2004              2003
                  ASSETS

    Current assets:

         Cash and cash equivalents                 $30,761           $36,133
         Short term investments                     25,715            39,582
         Accounts receivable, net                   67,293            46,937
         Prepaid and other current assets            5,999             7,282
         Prepaid income taxes                          388               792
         Deferred income taxes                       5,256             4,545
         Current assets of discontinued
          operations                                   -               7,182
               Total current assets                135,412           142,453

    Investments in unconsolidated

     affiliates                                      3,702             2,931
    Land, building, equipment and
     leasehold improvements, net                    21,854            16,483
    Goodwill                                         8,559             8,624
    Intangible assets, net                           6,517             8,262
    Noncurrent assets of discontinued
     operations                                        -               2,187
               Total assets
                                                  $176,044          $180,940

       LIABILITIES AND SHAREHOLDERS' EQUITY
    Current liabilities:

         Accounts payable                           $8,406            $9,092
         Accrued payroll and related
          costs                                     15,992            18,517
         Accrued income taxes                        5,385             1,122
         Other accrued liabilities                  13,724             7,591
         Deferred revenue                              689               994
         Current liabilities of
          discontinued operations                      154             3,844
               Total current liabilities            44,350            41,160

         Other long term liabilities                 4,013             1,304
         Deferred income taxes                       8,710             8,719
         Noncurrent liabilities of
          discontinued operations                      -                 748
               Total liabilities                    57,073            51,931

         Minority interest                           8,731             6,874

    Shareholders' equity:
         Common Stock, par value $0.01

          per share                                    535               529
         Additional paid-in capital                162,442           160,336
         Retained deficit                          (27,769)          (18,499)
         Deferred compensation                      (6,645)           (8,933)
         Common stock in treasury, at
          cost                                     (14,714)          (14,714)
         Advance to shareholders                    (4,020)              -
         Accumulated other comprehensive
          income                                       411             3,416
              Total shareholders' equity           110,240           122,135
              Total liabilities and
               shareholders' equity               $176,044          $180,940


                                 iGate Corporation
                         Consolidated Statements of Income

                   (dollars in thousands, except per share data)

                                           Three Months       Nine Months
                                              Ended              Ended

                                       Sept. 30, Sept. 30, Sept. 30, Sept. 30,
                                          2004 2003 2004 2003

      Revenues                           $66,565  $60,338  $196,496  $178,877

      Cost of revenues                    49,728   43,075   146,236   126,752

      Gross margin                        16,837   17,263    50,260    52,125

      Selling, general and

       administrative                     18,311   19,303    54,565    51,387

      Restructuring charges                  -        -       4,896       -

      (Loss) income from operations       (1,474)  (2,040)   (9,201)      738

      Other income, net                      611       81       867     1,635

      Minority interest                      (73)     117        56      (399)

      Equity in losses of affiliated
       companies                             (98)     -        (285)      -

      (Loss) income before income taxes   (1,034)  (1,842)   (8,563)    1,974

      Provision (benefit) for income
       taxes                                 785     (413)    4,525     2,591

      Loss from continuing operations     (1,819)  (1,429)  (13,088)     (617)

      Income from discontinued

       operations net of income taxes          3        1     3,818       134

      Net loss                           $(1,816) $(1,428)  $(9,270)    $(483)

      Net (loss) earnings per common share, Basic:

      Loss from continuing operations     $(0.03)  $(0.03)   $(0.25)   $(0.01)
      Earnings from discontinued

       operations                           0.00     0.00      0.07      0.00
      Net loss - Basic                    $(0.03)  $(0.03)   $(0.18)   $(0.01)

      Net (loss) earnings per common share, Diluted:

      Loss from continuing operations     $(0.03)  $(0.03)   $(0.25)   $(0.01)
      Earnings from discontinued

       operations                           0.00     0.00      0.07      0.00
      Net loss- Diluted                   $(0.03)  $(0.03)   $(0.18)   $(0.01)

      Weighted average common shares
       outstanding, Basic                 52,922   51,664    52,710    51,573

      Weighted average dilutive common
       equivalent shares outstanding      52,922   51,664    52,710    51,573


      Reconciliation of GAAP loss to net (loss) earnings excluding the tax provision related to the sale of eJiva to iGATE Global Solutions (1):

      Net loss                           $(1,816) $(1,428)  $(9,270)    $(483)
      Add: provision for income taxes
       related to the sale of eJiva to
       iGATE Global Solutions                -        -         -       1,786

      Net (loss) income excluding the
       provision for income taxes
       related to the sale of eJiva to
       iGATE Global Solutions            $(1,816) $(1,428)  $(9,270)   $1,303

      Net (loss) earnings excluding the
       provision for income taxes per
       common share:                      $(0.03)  $(0.03)   $(0.18)    $0.03

      (1) This reconciliation is for informational purposes only, and is not a substitute for the GAAP financial information presented above under net loss.

                                                   iGate
                                        iGate  Professional   iGate

    Three Months Ended March 31, 2004 Solutions  Services   Corporate  Total

    External revenues                  $34,551    $28,858       $654  $64,063
    Cost of revenues                    24,188     22,525        313   47,026
    Gross margin                        10,363      6,333        341   17,037
    Selling, general and
     administrative                     11,901      4,302      3,077   19,280
    (Loss) income from operations      $(1,538)    $2,031     (2,736)  (2,243)
    Other income, net                                            756      756
    Minority interest                                            (23)     (23)
    Equity in losses of affiliated
     companies                                                  (100)    (100)
    Loss before income taxes                                 $(2,103) $(1,610)


                                                   iGate
                                        iGate  Professional   iGate

    Three Months Ended June 30, 2004  Solutions  Services   Corporate  Total

    External revenues                  $34,124    $31,273       $471  $65,868
    Cost of revenues                    24,490     24,692        300   49,482
    Gross margin                         9,634      6,581        171   16,386
    Selling, general and
     administrative                     11,154      3,280      2,540   16,974
    Restructuring charges                4,896        -          -      4,896
    (Loss) income from operations      $(6,416)    $3,301     (2,369)  (5,484)
    Other expense, net                                          (500)    (500)
    Minority interest                                            152      152
    Equity in losses of affiliated
     companies                                                   (87)     (87)
    Loss before income taxes                                 $(2,804) $(5,919)


                                                   iGate

    Three Months Ended September 30,    iGate  Professional   iGate
    2004                              Solutions  Services   Corporate  Total

    External revenues                  $31,704    $34,440       $421  $66,565
    Cost of revenues                    22,467     26,968        293   49,728
    Gross margin                         9,237      7,472        128   16,837
    Selling, general and
     administrative                     11,673      3,767      2,871   18,311
    (Loss) income from operations      $(2,436)    $3,705     (2,743)  (1,474)
    Other income, net                                            611      611
    Minority interest                                            (73)     (73)
    Equity in losses of affiliated
     companies                                                   (98)     (98)
    Loss before income taxes                                 $(2,303) $(1,034)


                                                  iGate

    Nine Months Ended September 30,   iGate   Professional   iGate
    2004                            Solutions   Services   Corporate  Total

    External revenues                $100,379    $94,571     $1,546  $196,496
    Cost of revenues                   71,145     74,185        906   146,236
    Gross margin                       29,234     20,386        640    50,260
    Selling, general and
     administrative                    34,728     11,349      8,488    54,565
    Restructuring charges               4,896        -          -       4,896
    (Loss) income from operations    $(10,390)    $9,037     (7,848)   (9,201)
    Other income, net                                           867       867
    Minority interest                                            56        56
    Equity in losses of affiliated
     companies                                                 (285)     (285)
    Loss before income taxes                                $(7,210)  $(8,563)

SOURCE  iGATE Corporation

    -0-                             11/04/2004
    /CONTACT: Laureen Laby, Investor Relations of iGATE Corporation, +1-412-787-9230, or llaby@igate.com /
    /Web site:  http://www.igatecorp.com /
    (IGTE)

CO:  iGATE Corporation
ST:  Pennsylvania

IN:  CPR STW
SU:  ERN ERP CCA MAV